Universal Forest Products, Inc.
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Exhibit 99(a)

 News release

---------------AT THE COMPANY---------------
Lynn Afendoulis
Director, Corporate Communications
(616) 365-1502

FOR IMMEDIATE RELEASE
Tuesday, October 18, 2016

UFPI Reports Q3 Records: Net Earnings of $27.8 Million; Net Sales of $826.7 Million
Year-to-date profits up 30 percent over 2015

GRAND RAPIDS, Mich., October 18, 2016 - Universal Forest Products, Inc. (Nasdaq: UFPI) today announced recording-breaking 2016 third-quarter results, including net earnings attributable to controlling interests of $27.8 million, an increase of 8.9 percent over the same period of 2015. Year-to-date net earnings attributable to controlling interests were $80.4 million, up 30 percent over 2015. Earnings per diluted share were $1.36 in the third quarter of 2016, up from $1.26 in the third quarter of 2015. Net sales of $826.7 million - also a record for the third quarter - were up 8.4 percent over the same period of 2015.
“The employees of Universal are working hard to top the records they achieved during the last half of 2015, and we are pleased once again to report record results and growth,” said CEO Matthew J. Missad. “We grew sales significantly in two key markets and continue to increase our sales of new products.” Year-to-date new product sales were $247.9 million, a 16 percent increase over the $213.3 million reported for the same period of last year.
“We are continuing to make investments in our business and people to promote and enhance our continued success,” Missad noted. “We have added staff and are investing in their training to support our growth. We also are investing in several significant initiatives, including new international and e-commerce groups, and a research and design center, all of which we believe will contribute to our success in 2017 and beyond.”
Missad added that the Company continues to look for strategic acquisitions. Its purchase of idX Corp. closed near the end of the third quarter. idX is an international provider of highly customized merchandising solutions. Based in St. Louis, Mo., it has a network of more than 20 facilities across North America, Europe and Asia. Its sales in 2015 were approximately $303 million.

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By market, the Company posted the following net sales results:
Retail: $339.7 million, up 15 percent over the third quarter of 2015
The Company benefited from a 9 percent increase in unit sales as well as rising lumber prices. Year-to-date retail unit sales are up 10 percent. During the third quarter, sales to big-box retailers increased 20 percent and sales to other retailers increased 8 percent, in part because of market-share gains and increasing sales of new products. Our retail customers have benefited from improving U.S. consumer demand, as evidenced by the healthy gains in same-store sales they reported in their most recent quarters.
Construction: $265.6 million, up 10 percent over the same period of 2015
Overall, unit sales in the construction market were up 6 percent over the same period of 2015, led by strong unit sales gains of 9 percent in residential construction. According to the U.S. Census Bureau, housing starts increased approximately 2.4 percent from June through August 2016 compared to the same period of 2015. The Company continues to focus its residential construction efforts in geographic areas of anticipated stable growth and recently added capacity in these markets.
Industrial: $233.8 million, down 1 percent from the third quarter of 2015
The Company has maintained its share of the industrial market but experienced a modest decrease in sales because of the softening U.S. economy, a decrease in U.S. exports, and its efforts to be more selective by focusing on higher-margin, value-added business.

CONFERENCE CALL
Universal Forest Products will conduct a conference call to discuss information included in this news release and related matters at 8:30 a.m. ET on Wednesday, October 19, 2016. The call will be hosted by CEO Matthew J. Missad and CFO Michael Cole, and will be available for analysts and institutional investors domestically at (888) 685-5759 and internationally at (503) 343-6031. Use conference ID 68009457. The conference call will be available simultaneously and in its entirety to all interested investors and news media through a webcast at http://www.ufpi.com. A replay of the call will be available through November 19, 2016, at any of the following numbers: (855) 859-2056 or (404) 537-3406 or (800) 585-8367.

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UNIVERSAL FOREST PRODUCTS, INC.
Universal Forest Products, Inc. is a holding company that provides capital, management and administrative resources to subsidiaries in three robust markets: retail, construction and industrial. Founded in 1955, the Company is headquartered in Grand Rapids, Mich., with affiliates throughout North America, Europe, Asia and Australia. For more about Universal Forest Products, go to www.ufpi.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; government regulations, particularly involving environmental and safety regulations; and our ability to make successful business acquisitions. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

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Universal Forest Products, Inc.
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CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED) FOR THE NINE MONTHS ENDED SEPTEMBER 2016/2015

	Quarter Period				Year to Date
(In thousands, except per share data)	2016		2015		2016		2015
NET SALES	$826,665	100%	$762,275	100%	$2,380,909	100%	$2,233,470	100%

COST OF GOODS SOLD	708,611	85.7	651,569	85.5	2,028,629	85.2	1,930,739	86.4

GROSS PROFIT	118,054	14.3	110,706	14.5	352,280	14.8	302,731	13.6

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	74,457	9.0	67,951	8.9	223,059	9.4	198,087	8.9

NET LOSS ON DISPOSITION AND IMPAIRMENT OF ASSETS	45	—	230	—	94	—	68	—

EARNINGS FROM OPERATIONS	43,552	5.3	42,525	5.6	129,127	5.4	104,576	4.7

OTHER EXPENSE, NET	927	0.1	924	0.1	2,602	0.1	3,118	0.1

EARNINGS BEFORE INCOME TAXES	42,625	5.2	41,601	5.5	126,525	5.3	101,458	4.5

INCOME TAXES	13,861	1.7	14,718	1.9	43,268	1.8	36,887	1.7

NET EARNINGS	28,764	3.5	26,883	3.5	83,257	3.5	64,571	2.9

LESS NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(945)	(0.1)	(1,327)	(0.2)	(2,828)	(0.1)	(2,876)	(0.1)

NET EARNINGS ATTRIBUTABLE TO CONTROLLING INTEREST	$27,819	3.4	$25,556	3.4	$80,429	3.4	$61,695	2.8

EARNINGS PER SHARE - BASIC	$1.36		$1.26		$3.95		$3.06

EARNINGS PER SHARE - DILUTED	$1.36		$1.26		$3.94		$3.06

COMPREHENSIVE INCOME	27,608		24,305		81,736		60,365

LESS COMPREHENSIVE INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(495)		(445)		(1,576)		(1,578)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$27,113		$23,860		$80,160		$58,787

SUPPLEMENTAL SALES DATA
	Quarter Period			Year to Date
Market Classification	2016	2015	%	2016	2015	%
Retail	$339,744	$296,022	15%	$1,017,225	$905,826	12%
Industrial	233,757	235,376	(1)%	669,389	683,763	(2)%
Construction	265,563	241,810	10%	733,700	676,228	8%
Total Gross Sales	839,064	773,208	9%	2,420,314	2,265,817	7%
Sales Allowances	(12,399)	(10,933)		(39,405)	(32,347)
Total Net Sales	$826,665	$762,275		$2,380,909	$2,233,470

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CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED) SEPTEMBER 2016/2015

(In thousands)
ASSETS	2016	2015	LIABILITIES AND EQUITY	2016	2015

CURRENT ASSETS			CURRENT LIABILITIES
Cash and cash equivalents	$36,683	$55,373	Cash Overdraft	$13,940	$—
Restricted cash	909	1,139	Accounts payable	137,979	101,117
Investments	10,453	5,955	Accrued liabilities	156,653	112,350
Accounts receivable	343,771	273,737	Current portion of debt	1,584	834
Inventories	369,928	288,209
Other current assets	29,043	23,112

TOTAL CURRENT ASSETS	790,787	647,525	TOTAL CURRENT LIABILITIES	310,156	214,301

OTHER ASSETS	11,173	8,934	LONG-TERM DEBT AND
INTANGIBLE ASSETS, NET	224,186	200,929	CAPITAL LEASE OBLIGATIONS	110,362	84,722
PROPERTY, PLANT			OTHER LIABILITIES	43,029	56,757
AND EQUIPMENT, NET	284,491	254,530	EQUITY	847,090	756,138

TOTAL ASSETS	$1,310,637	$1,111,918	TOTAL LIABILITIES AND EQUITY	$1,310,637	$1,111,918

Universal Forest Products, Inc.
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CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED) FOR THE NINE MONTHS ENDED SEPTEMBER 2016/2015

(In thousands)	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$83,257	$64,571
Adjustments to reconcile net earnings to net cash from operating activities:
Depreciation	29,014	28,013
Amortization of intangibles	1,868	2,730
Expense associated with share-based compensation arrangements	1,568	1,351
Expense tax benefits from share-based compensation arrangements	—	(33)
Expense associated with stock grant plans	105	85
Deferred income tax	(53)	(269)
Equity in earnings of investee	(241)	(283)
Net loss on disposition and impairment of assets	94	68
Changes in:
Accounts receivable	(69,357)	(76,723)
Inventories	21,683	51,068
Accounts payable and cash overdraft	35,026	10,864
Accrued liabilities and other	33,413	39,967
NET CASH FROM OPERATING ACTIVITIES	136,377	121,409

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(35,723)	(36,520)
Proceeds from sale of property, plant and equipment	516	2,382
Acquisitions, net of cash received	(66,615)	(2,584)
Repayments of debt of acquiree	(92,830)	—
Purchases of noncontrolling interest	(1,100)	(1,256)
Advances of notes receivable	(5,400)	(4,403)
Collections of notes receivable and related interest	5,819	8,784
Purchases of investments	(4,468)	(5,955)
Proceeds from sale of investments	1,395	—
Cash restricted as to use	(323)	(734)
Other, net	(1,733)	180
NET CASH USED IN INVESTING ACTIVITIES	(200,462)	(40,106)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving credit facilities	52,479	297,354
Repayments under revolving credit facilities	(27,177)	(311,253)
Proceeds from issuance of common stock	396	960
Distributions to noncontrolling interest	(3,160)	(3,159)
Dividends paid to shareholders	(8,529)	(8,050)
Repurchase of common stock	—	(800)
Other, net	(28)	22
NET CASH FROM (USED IN) FINANCING ACTIVITIES	13,981	(24,926)

Effect of exchange rate changes on cash	(969)	(1,004)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(51,073)	55,373

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	87,756	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$36,683	$55,373